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                                                                  Exhibit 99.1

                                 NEWS RELEASE


FOR RELEASE:                                                   CONTACT:
Immediately                                                    Linda A. Kelley
                                                               800-342-4413
                                                               Ext. 224


                UNITED CITIES FILES FOR GEORGIA RATE INCREASE



      BRENTWOOD, TENN.--May 31, 1996--United Cities Gas Co., (NASDAQ:UCIT), a multistate distributor of natural and propane gas, announced today it has filed with the Georgia Public Service Commission requesting a general rate increase totaling approximately $5 million in annual revenues.

      The application filed represents an overall rate increase of 10.5% for approximately 70,000 customers in Columbus and Gainesville, Georgia. United Cities has requested a 10.8% return on rate base and 13% return on common equity. If approved by the Commission, new rates would go into effect in December of 1996.

      United Cities' Chairman, President and CEO, Gene C. Koonce, said the company is seeking the proposed increase to counter rising operating costs and to allow the company the opportunity to obtain a fair rate of return on the more than $13 million invested to provide new mains and services since the last rate increase in October of 1992. The company announced last week that it was granted a rate increase in Iowa representing approximately $410,000 in annual revenues.

      United Cities Gas Company distributes natural and propane gas to approximately 335,000 customers in ten states. The company is also engaged in other energy-related businesses.


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